Exhibit 21.1
Subsidiaries of the Company
The following are wholly owned subsidiaries of Carrizo Oil & Gas, Inc.:
Bandelier Pipeline Holding, LLC
Carrizo (Eagle Ford) LLC
Carrizo (Marcellus) LLC
Carrizo (Marcellus) WV LLC
Carrizo (Niobrara) LLC
Carrizo (Permian) LLC
Carrizo (Utica) LLC
Carrizo Marcellus Holding Inc.
CLLR, Inc.
Hondo Pipeline, Inc.
Mescalero Pipeline, LLC